Exhibit 99.1
[FHLBank Atlanta logo]

News Release
October 29, 2019

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Third Quarter 2019 Operating Highlights

ATLANTA, October 29, 2019 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2019. All numbers reported below for the third quarter of 2019 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about November 8, 2019.

The Bank reported net income of $76 million for the third quarter of 2019, a decrease of $31 million from net income of $107 million for the third quarter of 2018. The decrease in net income for the third quarter of 2019 was primarily due to changes in interest rates.

As of September 30, 2019, the Bank had total assets of $150.9 billion, a decrease of $3.6 billion, or 2.33 percent, from December 31, 2018. The Bank's advances were $102.5 billion as of September 30, 2019, a decrease of $6.0 billion, or 5.53 percent, from December 31, 2018. The Bank's retained earnings balance was $2.1 billion as of September 30, 2019, an increase of $22 million, or 1.05 percent, from December 31, 2018. Capital stock was $5.2 billion as of September 30, 2019, a decrease of $273 million, or 4.98 percent, from December 31, 2018.

The Bank's third quarter 2019 performance resulted in an annualized return on average equity (ROE) of 4.24 percent as compared to 5.68 percent for the third quarter of 2018. The ROE spread to average three-month LIBOR decreased to 204 basis points for the third quarter of 2019, as compared to 334 basis points for the third quarter of 2018. As of September 30, 2019, the Bank was in compliance with its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of September 30, 2019	As of December 31, 2018
Advances	$102,466	$108,462
Investments	47,130	44,309
Mortgage loans held for portfolio, net	313	360
Total assets	150,880	154,476
Consolidated obligations, net	141,472	145,139
Total capital stock	5,213	5,486
Retained earnings	2,132	2,110
Accumulated other comprehensive income	29	51
Total capital	7,374	7,647
Capital-to-assets ratio (GAAP)	4.89%	4.95%
Capital-to-assets ratio (Regulatory)	4.87%	4.92%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results and Performance Ratios	2019	2018	2019	2018
Net interest income	$118	$143	$394	$409
Net impairment losses recognized in earnings	(4)	—	(7)	(1)
Standby letters of credit fees	5	6	18	19
Other income	4	13	5	49
Total noninterest expense	39	44	110	112
Affordable Housing Program assessment	8	11	30	36
Net income	76	107	270	328
Return on average assets	0.21%	0.28%	0.25%	0.29%
Return on average equity	4.24%	5.68%	5.02%	5.81%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's third Quarter 2019 Form 10-Q expected to be filed on or about November 8, 2019 with the SEC.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $6.2 billion in Affordable Housing Program funds, assisting more than 911,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation any one or more of the following factors: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the potential phase-out of LIBOR; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in the Bank’s filings with the SEC, which are available at www.fhlbatl.com and www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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